UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 9, 2010

Date of Report (Date of earliest event reported)

CAI International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33388	94-3109229
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105
(Address of principal executive offices)	(Zip Code)

(415) 788-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 9, 2010, CAI International, Inc. (the “Company”), Mr. Hiromitsu Ogawa, a stockholder of the Company and the Company’s founder and Chairman (“Ogawa”) and Development Bank of Japan Inc. (“DBJ” and together with Ogawa, the “Selling Stockholders”), entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse (USA) LLC and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), for the sale by the Company and the Selling Stockholders to the public (the “Offering”) of 2,703,360 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Offering closed on December 15, 2010. The Firm Shares consisted of 1,351,680 shares of Common Stock newly issued and sold by the Company and 1,351,680 outstanding shares of Common Stock sold by the Selling Stockholders, of which 675,840 outstanding shares of Common Stock were sold by Ogawa and 675,840 outstanding shares of Common Stock were sold by DBJ. The Firm Shares were sold to the public at a price of $17.50 per share, and the Underwriters purchased the Firm Shares from the Company and the Selling Stockholders pursuant to the Underwriting Agreement at a price of $16.49375 per share. The net proceeds were approximately $22 million to the Company and $22 million to the Selling Stockholders after deducting underwriting commissions and estimated expenses payable by the Company associated with the Offering. The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase an aggregate of 405,504 additional shares of Common Stock, of which up to 65,424 additional shares could be sold by the Company and up to 340,080 additional shares could be sold by the Selling Stockholders (together with the Firm Shares, the “Shares”).

The Offering was made pursuant to a prospectus supplement dated December 9, 2010 and an accompanying base prospectus dated September 29, 2010, pursuant to the Company’s existing effective shelf registration statement on Form S-3 (File No. 333-168480), which was filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2010, as amended on September 8, 2010 and September 17, 2010, and declared effective by the Commission on September 29, 2010.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto. The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the opinion of Perkins Coie LLP relating to the legality of the issuance and sale of the Firm Shares in the Offering is attached as Exhibit 5.1 hereto. The foregoing description of the Offering by the Company and the Selling Stockholders and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.

On December 9, 2010, the Company issued a press release announcing that it had priced the public offering described above. The Company’s press release is filed as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated December 9, 2010

5.1	Opinion of Perkins Coie LLP

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1)

99.1	Press Release dated December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: December 15, 2010	By:	/s/ Gary Sawka
Name: Gary Sawka Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated December 9, 2010

5.1	Opinion of Perkins Coie LLP

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1)

99.1	Press Release dated December 9, 2010